                                              Exhibit 11
                                              ----------

                                  New England Business Service, Inc.
                            Statement Re Computation of Per Share Earnings
                                (In Thousands Except Per Share Data)
                                           (unaudited)
                                              Three Months Ended       Nine Months Ended
                                              Mar. 28,   Mar. 29,     Mar. 28,   Mar. 29,
                                                1998       1997         1998       1997
                                              --------   --------     --------   --------

Net Income                                 (a)  $6,382     $6,004      $18,826    $12,382



BASIC WEIGHTED AVERAGE SHARES OUTSTANDING  (b)  13,781     13,101       13,712     13,345
  Plus incremental shares from assumed
  conversion of stock options                      300        205          269        124
                                              --------   --------     --------   --------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(c)  14,081     13,306       13,981     13,469
                                              ========   ========     ========   ========
PER SHARE AMOUNTS:
Basic Earnings Per Share             (a)/(b)  $    .46   $    .46     $   1.37   $    .93
                                              ========   ========     ========   ========
Diluted Earnings Per Share           (a)/(c)  $    .45   $    .45     $   1.35   $    .92
                                              ========   ========     ========   ========
